UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No.  )


                                 Mestek, Inc.
                               (Name of Issuer)


                               Common Stock
                     (Title of Class of Securities)


                                  590829107
                               (CUSIP Number)

                              December 31, 2004
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP 590829107                                                  Page 2 of 4

Item 1. NAME OF REPORTING PERSON

                        Schwerin Boyle Capital Management, Inc.
                        IRS 04-3057484

Item 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
			N/A

Item 3. SEC USE ONLY

Item 4. CITIZENSHIP OR PLACE OF ORGANIZATION

Schwerin Boyle Capital Management, Inc. is a Massachusetts (USA) corporation.


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

Item 5. SOLE VOTING POWER                                   55,300
Item 6. SHARED VOTING POWER                                    -0-
Item 7. SOLE DISPOSITIVE POWER                             516,522
Item 8. SHARED DISPOSITIVE POWER                               -0-


Item 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      516,522

Item 10. CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                            N/A

Item 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           6.01%

Item 12. TYPE OF REPORTING PERSON

                          IA, CO

Item 1.

     (a) Name of Issuer: Mestek, Inc.

     (b) Address of Issuer's Principal Executive Offices:

                   260 North Elm Street
                   Westfield, MA 01085

Item 2.

     (a) Name of Person Filing:

         Schwerin Boyle Capital Management, Inc.  (hereinafter, Schwerin Boyle)

     (b) Address of Principal Business Office or, if none, Residence:

         Schwerin Boyle is a Massachusetts corporation whose principal business address is 1391 Main St., Springfield, MA 01103


     (c) Citizenship:

         Schwerin Boyle is a Massachusetts (USA) corporation.

     (d) Title of Class of Securities:  Common

     (e) CUSIP Number: 590829107

Item 3. If this statement is filed pursuant to 240.13d-1(b) or (c), check whether the person filing is a:

				N/A

Item 4. Ownership

     (a) Amount Beneficially Owned:                                    516,522

     (b) Percent of Class:                                               6.01%

     (c) Number of Shares as to which such person has:
        (i) sole power to vote or direct the vote:                      55,300
        (ii) shared power to vote or direct the vote:                      -0-
        (iii) sole power to dispose or to direct the disposition of:   516,522
        (iv) shared power to dispose or to direct the disposition of:      -0-

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person

                                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                  N/A

Item 8. Identification and Classification of Members of the Group

                                  N/A

Item 9. Notice of Dissolution of Group

                                  N/A


Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       Signature

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date: February 11, 2005

                                       Signature:

                                       /s/ Maureen Marsella

                                       Maureen Marsella
                                       Chief Compliance Officer